                                                                    Exhibit 99.4



                                    BUSINESS

OVERVIEW

     We are a world-class quality manufacturer of copper and copper alloy tube, fabricated and metal joining products and copper and copper alloy rod and bar products. We focus on custom-engineered, higher value-added tubular, fabricated and metal joining products which enhance performance and energy efficiency in many applications, including commercial and residential heating, ventilation and air conditioning, refrigeration, home appliances, automotive, industrial equipment, power generation, petrochemicals and chemical processing. We believe that we have the broadest product offering of any North American manufacturer of copper and copper alloy tube, which allows us to offer packaged solutions and pursue cross-selling opportunities. Our technological expertise has helped us to establish strong and long-standing relationships with many of the leading users of higher value-added copper tube in North America and enables us to maintain leading market shares in our most important product and geographic markets.

     We have significant manufacturing or sales operations in Canada, China and The Netherlands. In 2001, these foreign operations represented 25.8%, 2.4% and 2.6% of our consolidated net sales, respectively, and 70.9%, 30.2% and 5.6% of our consolidated income from continuing operations, respectively. In 2001, we completed construction of our manufacturing facility in Portugal and we will continue to evaluate opportunities to establish new manufacturing and sales operations in Asia and Latin America.

HISTORY AND STRUCTURE

     We are a Delaware corporation organized in 1987. We are the successor to a business founded in Detroit in 1916. In August 1993, we and certain stockholders engaged in an initial public offering of 6,555,000 shares of common stock and the net proceeds to us were approximately $46.4 million. In September 1995, we completed a secondary public offering of 4,882,700 shares of common stock. No additional shares of common stock were issued by us in conjunction with this secondary stock offering.

     We have expanded our operations through acquisitions and joint ventures over the past five years. In September 1996, we completed the acquisition of Tube Forming, Inc., a manufacturer of value-added copper fabricated products based in Carrollton, Texas, for $34.6 million in cash.

     In May 1998, we acquired a 240,000 square foot welded tube manufacturing facility in Jackson, Tennessee, and the related equipment and technology, from Korea-based Poongsan Corporation, for approximately $35.4 million in cash. In July 1998, we opened our Shanghai, China facility. This 60,000 square foot plant specializes in the manufacture of higher value added copper and copper alloy technical tube.

     In September 2000, we acquired from Engelhard Corporation its joining products business, a leading manufacturer of brazing alloys and fluxes, as well as a supplier of lead-free solder, based in Warwick, Rhode Island, for approximately $41.8 million in cash.

     In December 2001, we completed construction of our 33,000 square foot technical tube manufacturing facility in Esposende, Portugal. We invested approximately $9.0 million to complete the facility, which began commercial production in January 2002.

INDUSTRY

     The industry in which we operate is multi-faceted. Several of our competitors produce tube products of a single type. In contrast, we produce a broad array of products, such as technical tube for large commercial air conditioners used in high-rise buildings, industrial tube and fabricated products used in residential and light commercial air conditioning units, wholesale tube used in commercial and residential construction, and copper and copper alloy tube used in power generation, petrochemical and marine applications. Moreover, our metal joining products are used in almost all of these applications.

COMPETITION

     While no single company competes with us in all of our product lines, we face significant competition in each of our product lines. Cerro Copper Products Co., Inc., Industrias Nacobre S.A. de C.V., Kobe Copper Products Inc., Wieland-Werke AG, Mueller Industries Inc., Olin Corporation, Outokumpu American Brass Company, J.W. Harris Company, Inc. and others compete with us in one or more product lines. Minimal product differentiation among competitors in our wholesale and rod and bar product lines creates a pricing structure that enables customers to differentiate products almost exclusively on price. In these product areas, certain of our competitors have significantly larger market shares than us, and tend to be the industry pricing leaders. If our competitors in these product lines were to significantly reduce prices, our business, operating results or financial condition could be adversely affected.

     We currently face limited competition for certain of our higher value-added commercial products, which have higher margins. Because we compete primarily on the basis of the technical advantages of our commercial products, technical improvements by competitors could reduce our competitive advantage in these product lines and thereby adversely affect our business, operating results or financial condition. We could also be adversely affected if new technologies emerge in the air conditioning, refrigeration or other consumer industries that reduce or eliminate the need for copper and copper alloy tube, fabricated products and metal joining products. Certain of our products, such as plumbing tube, compete with products made of alternative substances, such as polybutylene plastic. A substantial increase in the price of copper could decrease the relative attractiveness of copper products in cases where an alternative exists and thereby adversely affect our business, operating results or financial condition.

PRODUCTS

     We classify our products as commercial products, wholesale products or rod, bar and other products.

  Commercial Products

     Commercial products consist of several types of technically enhanced tube and fabricated products made to customer specifications, as well as our metal joining products. We believe that we are the largest technical tube manufacturer in North America. Based upon information we have obtained from our customers, our knowledge of our markets and other industry data, we believe that we have an estimated 2001 North American market share greater than 85% for the technical tube and between 25% and 30% for industrial tube. We estimate that these products, together, represent approximately 50% of our commercial product sales. We believe that we are the primary supplier of one or more commercial products to some of the world's largest and best known manufacturers, particularly in the commercial and residential heating, ventilation and air-conditioning, refrigeration and home appliance industries. Our technical tube and fabricated products are custom designed for specific customer applications and manufactured and sold directly to customers. Because of the higher level of added value, profitability tends to be higher for commercial products than for our other products. We estimate that approximately 55% of our annual sales volume in this segment is generated pursuant to one to three-year contracts that require the customer to purchase a minimum percentage of one or more of their commercial products requirements from us at specified prices.

     Our commercial products include:

          INDUSTRIAL TUBE. Small (as small as .01") and medium diameter copper tube used primarily by residential air conditioning, appliance and refrigeration equipment manufacturers is known as "industrial" tube. Industrial tube is made to customer specifications for equipment manufacturing. Our industrial tube products include coils in lengths of up to one mile (to permit economical transport to customers for further processing), smooth straight tube, internally enhanced tube with internal surface ridges to increase heat transfer in air conditioning coils, and very small diameter capillary tube (for control valve applications).

          TECHNICAL TUBE. Technical tube is used to increase heat transfer in large commercial air conditioners, heat exchangers for power generating and chemical processing plants, water heaters, swimming pool and spa heaters and large industrial equipment oil coolers. Small, wedge-like grooves
     (fins) on the outer surface, together with internal enhancements of technical tube, increase surface area and refrigerant agitation, thereby increasing heat transfer efficiency. We were the first to develop integral finned tube, in which the fins are formed directly from the wall of the tube, and we hold patents in this area.

          COPPER ALLOY TUBE. Copper alloy tube (principally copper mixed with nickel) is manufactured for certain severe uses and corrosive environments such as condenser tubes and heat exchangers in power generating plants, chemical plants, refineries and ships. Our copper alloy tube products include smooth and surface enhanced tube produced from a variety of alloys, U-bends for heat exchangers and our patented Korodense(R) corrugated heat transfer tube. Also included in the alloy tube category are surface enhanced titanium and steel tube we produce from smooth tube supplied by outside sources.

          FABRICATED PRODUCTS. Fabricated products encompass a wide variety of copper, copper alloy, steel and aluminum tube products and subassemblies for a number of different applications. Precision drawn tube can be supplied in exact tolerance cut lengths or coils. Specialty fabricated parts, sub-assemblies and components (such as return bends and manifolds) are also produced. Capabilities which include cutting, bending/swaging, end spinning, hole piercing/drilling, specialized coiling and brazing, can be applied to a wide range of products.

          METAL JOINING PRODUCTS. Metal joining products include brazing alloys, fluxes and lead-free solder used in the air conditioning, plumbing, electronic, lighting, shipbuilding, aerospace, general industrial and other metal-joining industries. There are over 2,000 product variations in this category, marketed under such brand names as Silvaloy(R), Silvabrite(R), Silvabrite 100(R), Black Flux(TM) and Ultra Flux(R).

     Commercial product sales accounted for 76%, 78% and 75% of our net sales in 2001, 2000 and 1999, respectively.

  Wholesale Products

     Wholesale products consist of plumbing and refrigeration service tube produced in standard sizes and lengths primarily for plumbing, air conditioning and refrigeration service applications. Many major competitors manufacture the most common 3/4" and 1/2" diameter plumbing tube. We are the only major manufacturer of copper tube products in Canada and we believe that we are the leader in wholesale tube products in that market. We also generated approximately the same 2001 sales volume in the substantially larger U.S. wholesale tube market. These products are considered commodity products because price and delivery are the primary competitive factors. Plumbing tube and refrigeration service tube are sold primarily through wholesalers.

     Wholesale product sales accounted for 17%, 16% and 20% of our sales in 2001, 2000 and 1999, respectively.

  Rod, Bar and Other Products

     Rod, bar and other products consist of a broad range of copper and copper alloy solid products, including round, rectangular, hexagonal and specialized shapes. Brass rod and bar are used by industrial equipment and machinery manufacturers for valves, fittings and plumbing goods. Copper bars are used in electrical distribution systems and switchgear. Copper and copper alloy rod and bar products are sold directly to manufacturers and to service centers that keep an inventory of standard sizes. Other products consist of various tube and others sold by our product distribution facility in The Netherlands.

     Rod, bar and other products accounted for 7%, 6% and 5% of our sales in 2001, 2000 and 1999, respectively.

SALES AND MARKETING

     We use a sales force augmented by independently contracted sales agents to pursue global sales opportunities. In addition, we employ customer service representatives responsible for responding to customer questions and undertaking or initiating any required customer service response. We believe our sales structure forms a critical link in communicating with our customers. Our sales and marketing employees are particularly important in the higher value-added product segments, in which we often work with customers in their product enhancement and new product development efforts. The sales function is coordinated through key senior executives responsible for our sales and marketing efforts.

     NORTH AMERICA. Our sales structure in North America consists of sales officers and managers, field marketing representatives and independent sales agents who are responsible for selling and servicing accounts for the entire product line.

     INTERNATIONAL. Our overseas export sales are carried out both directly with major overseas customers and through foreign sales agents. We have sales, marketing and business development offices in Apeldoorn, The Netherlands and Hong Kong, China.

     For information concerning the amount of sales, gross profit and certain other financial information about foreign and domestic operations see Note 17 of the Notes to Consolidated Financial Statements.

ENERGY EFFICIENCY AND GOVERNMENTAL REGULATIONS

     We expect that demand for our higher value-added, energy efficient tubes will continue as manufacturers continue to seek ways to produce more energy efficient and lower operating cost units and as existing commercial air conditioners continue to be replaced in response to the ban on production of chlorofluorocarbons. Government regulations at local, state and federal levels periodically provide various incentives for more energy efficient products, such as air conditioners, refrigerators and similar appliances, which may also increase demand for our products. However, there can be no assurance that this anticipated demand will materialize, or that we will not face increased competition, with an adverse effect on profitability, from other manufacturers in this higher value-added segment.

MARKETS

     Major markets for each of our product lines are set forth below:

                PRODUCTS                                 MAJOR MARKETS
                --------                                 -------------
Commercial Products
  Technical Tube.........................  Commercial air conditioning manufacturers, power and process
                                           industry, heat exchanger manufacturers,
                                           water, swimming pool and spa heater
                                           manufacturers and oil cooler
                                           manufacturers.
  Industrial Tube........................  Residential and small commercial air conditioning manufacturers, appliance
                                           manufacturers, automotive manufacturers,
                                           industrial equipment manufacturers,
                                           refrigeration equipment manufacturers and
                                           redraw mills (which further process the
                                           tube).
  Copper Alloy Tube......................  Utilities and other power generating companies, refining and chemical
                                           processing companies, heat exchanger
                                           manufacturers and shipbuilders.
  Fabricated Products....................  Commercial and residential air conditioning manufacturers, refrigeration
                                           manufacturers and consumer appliance
                                           manufacturers. Automotive, controls,
                                           welding, electrical, marine, building and
                                           heating industries.
  Metal Joining Products.................  Residential and commercial air conditioning manufacturers, plumbing,
                                           electronic, lighting, shipbuilding,
                                           aerospace and other metal-joining
                                           industries.
Wholesale Products.......................  Plumbing wholesalers and refrigeration service wholesalers.
Rod, Bar and Other Products..............  Electrical equipment and automotive parts manufacturers, locomotive and other
                                           industrial equipment manufacturers, metal
                                           service centers and rerollers (which
                                           further process the product).

KEY CUSTOMERS

     In 2000 and 2001, our 10 largest customers accounted for approximately 45% and 44%, respectively, of our consolidated net sales. No customer accounted for 10% or more of our consolidated net sales in 2001, 2000 or 1999.

BACKLOG

     A significant part of our sales are based on short-term purchase orders. For this reason, we do not maintain a backlog and we believe that backlog is not necessarily a meaningful indicator of future results. A significant amount of our sales result from customer relationships wherein we provide a high degree of specialized service and generally become the largest supplier of a customer's copper and copper alloy requirements. Under these arrangements, our customers provide forecasts of their requirements, against which purchase orders are periodically released. In several cases we have entered into multi-year arrangements with major customers to continue to serve as the predominant supplier and in many cases the exclusive supplier on a global basis.

MANUFACTURING

     The manufacture of copper and copper alloy tube, fabricated products and metal joining products consists of casting, extruding, drawing, forming and finishing processes. In most cases, the raw material is first cast into a solid cylindrical shape or "billet." The billet is then heated to a high temperature, a hole is pierced through the center of the cylinder, and the cylinder is then extruded under high pressure. The material is either drawn to smaller sizes or reduced on a forging machine and then drawn to smaller sizes. The outside and/or inside surface may be enhanced to achieve the desired heat transfer qualities. Depending on customer needs, bending, shaping, precision cutting, forming, annealing (heating to restore flexibility), coiling or other operations may be required to finish the product.

     Virtually all of our tube products are seamless as opposed to welded tube, with the exception of the tube manufactured at our Jackson, Tennessee location. Welded tube is made from a flat strip that is rolled and welded together at the edges.

     We have substantially completed our Project 21 capital improvement plan that we commenced in 1999 to improve product quality and yield and to increase manufacturing efficiency. We are committed to finalizing Project 21, which includes spending an additional $5.0 million in 2002. This will bring our total investment in Project 21 to $49.7 million. We believe that our historical operating results have improved in part as a result of the ongoing implementation of Project 21. We believe that we will be able to realize estimated annualized cost savings from Project 21 equal to approximately $9.0 million in 2002.

RAW MATERIALS, SUPPLIERS AND PRICING

     Our principal raw materials are copper, nickel, zinc, tin and silver. In 2001, we purchased approximately 359 million pounds of metal, approximately 90% of which was copper. We contract for our copper requirements with a variety of sources, including producers, merchants, brokers, dealers and industrial suppliers. Our raw materials are available from a variety of sources, and we do not believe that the loss of any one source would materially affect our business, operating results or financial condition.

     The key elements of our copper procurement and product pricing strategies are the assurance of a stable supply and the avoidance of exposure to metal price fluctuations. The price of copper we purchase is based on fluctuating market prices, usually with the COMEX price as a benchmark. We generally have an "open pricing" option under which we may set the price of all or a portion of the metal subject to a purchase contract at any time up to the last COMEX trading day (usually two days before the end of the month) of the last month in the contract period.

     In the majority of cases, the price of our products to our customers contains two components: (i) a metal charge based on the market value of the metal content on the date of shipment of the product to the customer; and (ii) a fixed fabrication charge. In other cases, we quote a firm price to the customer which covers both the metal price and the fabrication charge. In either case, we minimize our exposure to metal price fluctuations through various strategies. Generally, at the time the metal price for the customer is established, we either price an equivalent amount of metal under our open pricing arrangements with our suppliers or purchase a copper forward contract for the equivalent amount of metal. It is not our policy to attempt to profit from fluctuations in copper prices by taking commodity risks or speculative commodity positions, and generally our profitability is not affected to a material degree by copper price fluctuations.

RESEARCH AND DEVELOPMENT

     Our research and development efforts are devoted to new product development, new applications and manufacturing process improvements. We engage in new product development efforts with certain of our major customers, as well as universities and government agencies. To further support our advancements in product and process development, we completed construction of our 21,000 square foot Technology Center in Decatur, Alabama in 1998. Our Technology Center supports the engineering and testing of specialized products and enhancement of our custom-engineering processes through which we customize products to the specifications of our customers.

     Our new product development will continue to be concentrated in the heat transfer area. In 2001, we introduced to the marketplace nine new heat transfer products for specific customer use and four new heat transfer products for general use. Additionally, we have jointly participated in several industry, university and government research projects relating to alternative refrigerants and more energy efficient tube for the commercial and residential heating, ventilation and air conditioning, refrigeration, power generation and petrochemical industries. Our research and development expense was $3.7 million in 2001, $3.7 million in 2000 and $3.0 million in 1999. We use our extensive manufacturing facilities and personnel to assist in manufacturing process research and development efforts.

ENVIRONMENTAL MATTERS

     Our facilities and operations are subject to extensive environmental regulations imposed by federal, state, provincial and local authorities in the United States, Canada, China and Portugal with respect to emissions to air, discharges to waterways, and the generation, handling, storage, transportation, treatment and disposal of waste materials. In addition, we have incurred, and in the future may incur, liability under environmental statutes and regulations with respect to the contamination of sites we own or operate (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the off-site disposal of hazardous substances.

     We believe our operations are in substantial compliance with the terms of all applicable environmental laws and regulations as currently interpreted. We utilize an active environmental auditing and evaluation process to facilitate compliance with applicable environmental laws and regulations. However, we expect that future regulations and changes in the text or interpretation of existing regulations may subject our operations to increasingly stringent standards. While the precise effect of these changes on our business cannot be estimated, compliance with such requirements may make it necessary, at costs which may be substantial, to retrofit existing facilities with additional pollution-control equipment and to undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes.

     We currently have a reserve of approximately $1.9 million for environmental remediation costs. The total cost of environmental assessment and remediation depends on a variety of regulatory, technical and factual issues, some of which cannot be anticipated. While we believe that the reserve, under existing laws and regulations, is adequate to cover presently identified environmental remediation liabilities, there can be no assurance that such amount will be adequate to cover the ultimate costs of these liabilities, or the costs of environmental remediation liabilities that may be identified in the future.

EMPLOYEES

     As of December 31, 2001, we had a total of 3,189 employees. None of our employees are represented by a union except for a majority of the hourly employees at the Montreal, Quebec plant, representing approximately 11% of our total employees, which is unionized and covered by collective bargaining agreements that expires on March 22, 2002. We are currently in negotiations regarding a new collective bargaining agreement. As a whole, we believe our relations with our employees are satisfactory.

PATENTS AND TRADEMARKS

     We own a number of trademarks and patents (in the United States and other jurisdictions) on our products and related manufacturing processes and we have granted licenses with respect to some of our trademarks and patents. While we believe that our patents and trademarks have competitive value, we do not consider our success as a whole to be primarily dependent on our patents, patent rights or trademarks.

PROPERTIES

  United States Facilities

     We own and operate each of the U.S. facilities described below, with the exception of our Altoona, Pennsylvania facility that is partially owned and partially leased from a local industrial development agency for $3,500 per year in perpetuity:

                          PROPERTY                             EMPLOYEES
                            SIZE      PLANT SIZE      YEAR    AT DEC. 31,
LOCATION                  (ACRES)    (SQUARE FEET)   OPENED      2001                 DESCRIPTION
--------                  --------   -------------   ------   -----------             -----------
Decatur, AL.............    166         620,000       1948        861       Produces a majority of our
                                                                            copper tube product lines. A
                                                                            significant portion of
                                                                            production is industrial and
                                                                            technical tube. Produces smooth
                                                                            feedstock tube for the Ardmore
                                                                            and Booneville facilities. Also
                                                                            houses a portion of our
                                                                            corporate staff.
Shawnee, OK.............     51         309,000       1974        493       Produces a majority of our
                                                                            copper tube product lines.
                                                                            Capable of producing feedstock
                                                                            tube for the Ardmore,
                                                                            Carrollton and Booneville
                                                                            facilities.
Jackson, TN.............     51         240,000       1998         58       Produces welded copper enhanced
                                                                            surface tube. Also houses a
                                                                            U.S. wholesale product
                                                                            distribution center.
Altoona, PA.............     32         169,000       1956        292       A redraw facility that produces
                                                                            higher-margin commercial
                                                                            products such as capillary tube
                                                                            and specialty fabricated
                                                                            components.
Carrollton, TX..........      8         165,000       1987        279       A fabrication facility that
                                                                            produces higher-margin
                                                                            commercial products such as
                                                                            specialty fabricated parts,
                                                                            return bends and manifolds.
Booneville, MS..........     30         152,000       1989        126       Processes feedstock tube from
                                                                            the Decatur facility into
                                                                            enhanced surface industrial
                                                                            tube and technical copper tube.
Warwick, RI.............      3          70,000       1978        144       Produces brazing alloys and
                                                                            fluxes.
Ardmore, TN.............      6          57,000       1974         79       A redraw facility that produces
                                                                            higher-margin commercial
                                                                            products such as capillary tube
                                                                            and specialty fabricated
                                                                            components.

     In addition to the manufacturing facilities described above, we also have a 50,000 square foot facility in Greenville, Mississippi and a 232,000 square foot facility in Roxboro, North Carolina that are not being used for production and are currently held for sale. Our corporate offices, with 32 employees at December 31, 2001, are comprised of approximately 15,000 square feet in a leased facility in Huntsville, Alabama.

  Canadian Facilities

     We own and operate the following Canadian manufacturing facilities:

                          PROPERTY                             EMPLOYEES
                            SIZE      PLANT SIZE      YEAR    AT DEC. 31,
LOCATION                  (ACRES)    (SQUARE FEET)   OPENED      2001                 DESCRIPTION
--------                  --------   -------------   ------   -----------             -----------
Montreal, Quebec........     25         424,000       1942        390       Produces plumbing tube and
                                                                            refrigeration service tube,
                                                                            copper alloy tube and copper
                                                                            and copper alloy rod and bar.
London, Ontario.........     45         195,000       1958        302       Produces plumbing tube,
                                                                            refrigeration service tube and
                                                                            industrial tube. Also houses
                                                                            corporate offices for Wolverine
                                                                            Tube (Canada) Inc.

  Other Facilities

     We own a 33,000 square foot technical tube facility in Esposende, Portugal. Our Shanghai, China facility is leased from the Shanghai Waigaoqiao Free Trade Zone 3-U Development Co., Ltd. for a twelve year term. The following table describes our facilities in China and Portugal:

                          PROPERTY                             EMPLOYEES
                            SIZE      PLANT SIZE      YEAR    AT DEC. 31,
LOCATION                  (ACRES)    (SQUARE FEET)   OPENED      2001                 DESCRIPTION
--------                  --------   -------------   ------   -----------             -----------
Shanghai, China.........      3          60,000       1998         90       Produces technical copper tube
                                                                            from feedstock supplied by
                                                                            local copper tube
                                                                            manufacturers.
Esposende, Portugal.....      3          33,000       2001         35       Produces technical copper tube
                                                                            from feedstock supplied by
                                                                            local copper tube
                                                                            manufacturers.

     We currently lease minor square footage for a sales office in Hong Kong, China. We also lease a facility in Apeldoorn, The Netherlands, comprised of a 16,000 square foot warehouse and 3,000 square feet of office space. There were eight employees at the Apeldoorn facility at December 31, 2001.

LEGAL PROCEEDINGS

     Our facilities and operations are subject to extensive environmental laws and regulations, and we are currently involved in various proceedings relating to environmental matters as described under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Environmental." We are not involved in any legal proceeding that we believe could have a material adverse effect upon our business, operating results or financial condition.

     In 2001, we became aware of three competition-related investigations involving the copper fittings industry and the copper tube industry. The European Commission initiated an investigation of producers of copper fittings and tubes in the European Union, contending that certain companies participated in mutual agreements and/or common procedures. In addition, the Commission of Competition for Canada issued a court order for the production of records to a number of producers and distributors of copper fittings. We have not been contacted in respect of, or otherwise received any information that would indicate that we are involved in, either of these investigations.

     In the United States, a Grand Jury in the Northern District of Indiana has undertaken an investigation into possible violations of U.S. antitrust laws in the copper fittings industry and the copper tube industry. In March 2001, we received a subpoena for documents in connection with this investigation. We recently completed production of documents we believe are responsive to this subpoena. We understand this to be an industry-wide investigation and that most U.S. manufacturers of copper fittings and most of our competition in the copper tube industry in the United States have also received subpoenas relating to this investigation.

     To our knowledge, no allegations or claims have been made against us and we are neither a target nor the subject of any investigation relating to these matters. With respect to any matters relating to the copper fittings industry, we do not participate in that industry. We believe that our operations, policies and practices are in compliance with the requirements of the U.S. antitrust laws and competition laws in other jurisdictions where we do business. However, we are unable to predict the scope or outcome of the investigations or the extent, if any, to which our business, financial condition or operations may be affected by these matters.